Environmental Power Corporation Subsidiary and Dairyland Power
                Cooperative Execute Letter of Intent;

            Manure Will Produce Up to 25 MW of Electricity

    Energy Editors/Business Editors

PORTSMOUTH, N.H.--(BUSINESS WIRE)--March 6, 2003--Environmental Power Corporation (OTCBB: POWR), ("Environmental Power") through its subsidiary Microgy Cogeneration Systems, Inc. ("Microgy") has executed a Letter of Intent with Dairyland Power Cooperative ("Dairyland") to create a strategic alliance to deploy animal waste to energy systems on dairy and swine farms in Dairyland's service territory in the Midwest. These proposed systems will produce up to 25 MW of renewable distributed generation capacity and be based on Microgy's proprietary anaerobic digestion technology that processes and controls animal waste from dairy and swine farm operations. The biogas produced from the digesters will be purchased by Dairyland for its use in generating clean, renewable energy. Dairyland serves a five state region through member cooperatives in Wisconsin, Minnesota, Iowa, Illinois and Michigan.

Dan Eastman, Vice President of Business Development for Microgy stated: "Our proposed strategic alliance with Dairyland will enable numerous farms to lessen their impact on the environment, respond to new Environmental Protection Agency pollution regulations for Concentrated Animal Feeding Operations (CAFOs) and profit from the production of renewable energy. Dairyland will enjoy many years of reasonably priced renewable electricity to serve its expanding customer base and fulfill its commitment to preserving and protecting the quality of our environment."

"Environmental Power believes that this strategic alliance with Dairyland will serve as a model for other regions in America where the environment, the farmers and electric consumers can all gain solid benefits by working together to be good stewards of the earth in a manner which makes economic sense."

Environmental Power, through Microgy, holds the exclusive North American license for a highly efficient anaerobic digestion technology that produces renewable energy by converting polluting waste resources from agricultural sites into clean, cost effective fuel. The Company's technology has operated successfully for more than 15 years at over 25 facilities in Europe. Environmental Power currently has a number of projects soon to begin construction in Wisconsin, Vermont and New York.

Dairyland, one of the largest generation and transportation cooperatives in the Midwest, provides wholesale electric power to 25 distribution cooperatives and 20 municipal electric systems. The Cooperative is committed to preserving and protecting the quality of the environment by expanding its renewable energy portfolio. The use of methane gas from anaerobic digestion is part of this long term plan.

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ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems.

Environmental Power is targeting its proposed anaerobic digestions systems to animal feeding operations in the U.S. with an estimated initial target market of approximately $6.7 billion and estimates initial and expanded market potential to exceed $14 billion. For more information visit the company's web site at www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning the execution of a Letter of Intent with Dairyland for a strategic alliance to enable the deployment of animal waste to energy systems producing up to 25 MW of distributed electricity; enabling numerous farms to lessen their impact on the environment; respond to EPA regulations; profit from the production of renewable energy; Dairyland enjoying many years of reasonably priced renewable electricity and fulfilling its commitment to preserving and protecting the quality of the environment; beliefs as to the proposed strategic alliance with Dairyland serving as a model for other regions in America and target market estimates and other statements contained herein regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the non-binding nature of the Letter of Intent,where the environment, the farmers and electric consumers can gain solid benefits; the inability to predict the course or outcome of any negotiations with parties involved with POWR's or Microgy's projects, uncertainties involving development stage companies, financing requirements and uncertainties, difficulties involved in developing and executing on a business plan, technological uncertainties, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which POWR and Microgy operate and other factors, including those described in the Company's filings with the Securities and Exchange Commission, including the section ``Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Impact Future Results'' of POWR's Quarterly Report on Form 10-Q for the period ended September 30, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. POWR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:
brecca@environmentalpower.com
www.environmentalpower.com


    CONTACT: Investor Contact :
             Environmental Power Corporation
             R. Jeffrey Macartney, 603/431-1780
             jmacartney@environmentalpower.com
             or
             Media Contact :
             Environmental Power Corporation
             Brecca Loh, 603/431-1780 ext. 18
             brecca@environmentalpower.com

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